FOR IMMEDIATE RELEASE August 18, 2009	FOR MORE INFORMATION Evan Zeppos 414-276-6237 / 414-491-6610

CIB MARINE BANCSHARES, INC. EXTENDS TIME FOR HOLDERS OF TRUST PREFERRED SECURITIES TO VOTE ON
REORGANIZATION PLAN

Holding Company Officials will use Additional Time to Talk with Trust Preferred Securities Holders

PEWAUKEE, WI – CIB Marine Bancshares, Inc. (CIB MARINE) said today that it has decided to extend the time allowed for voting on its proposed reorganization plan after learning it had not yet received sufficient votes from its trust preferred security holders to approve the plan.

CIB Marine Bancshares is the holding company for CIBM Bank that operates as Central Illinois Bank in mid-state Illinois and as Marine Bank in the Milwaukee area, Indianapolis and Scottsdale. The bank and its branches are not affected by the extension or the holding company’s reorganization effort.

John Hickey, Jr., Chairman and CEO of the holding company, said that it has opted to extend the voting period to September 9, 2009 so that holders of the trust preferred securities can give further consideration to the proposed reorganization.

“We will use this additional time to talk with the holders of these trust preferred securities and share with them our reasons for believing that this is the best solution for all those involved,” Hickey said.

“The bank is in a strong position, and these holding company efforts are separate and have no impact on the operations of the bank,” Hickey added, noting that the bank is regulated separately from the holding company by both federal and state regulators and that its accounts are insured by the FDIC.

“Our bank has the capital and resources to maintain a safe and secure position and remains committed to meeting the ongoing needs of our valued customers,” Hickey said.

In July 2009, the holding company proposed to exchange its trust preferred securities for non-cumulative perpetual preferred stock. Holders of the debt securities had until August 17, 2009, to vote on the proposal.

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This statement contains forward-looking information.  Actual results could differ materially from those indicated by such information.  Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2008 and updated in Item 1A of Part II of CIB Marine’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.